Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2012 RESULTS

Vancouver, Canada – September 7, 2012 – lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the second quarter ended July 29, 2012.

For the thirteen weeks ended July 29, 2012:

•	Net revenue for the quarter increased 33% to $282.6 million from $212.3 million in the second quarter of fiscal 2011.

•	Comparable stores sales for the second quarter increased by 15% on a constant dollar basis.

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Direct to consumer revenue increased 91% to $35.4 million, or 12.5% of total company revenues, in the second quarter of fiscal 2012, an increase from 8.8% of total company revenues in the second quarter of fiscal 2011.

•	Gross profit for the quarter increased 28% to $155.8 million, and as a percentage of net revenue gross profit was 55.1% for the quarter as compared to 57.5% in the second quarter of fiscal 2011.

•	Income from operations for the quarter increased 18% to $70.2 million, and as a percentage of net revenue was 24.8% as compared to 28.0% of net revenue in the second quarter of fiscal 2011.

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The effective tax rate for the second quarter of fiscal 2012 was 19.1% after an adjustment of $7.2 million, reversing taxes provided for in Q4 of fiscal 2011 through Q1 of fiscal 2012. This adjustment resulted from the finalization of management’s review of the tax impact of intercompany pricing agreements entered into in Q4 of fiscal 2011. Normalized for this adjustment, the tax rate for the second quarter of fiscal 2012 was 29.2% compared to 35.7% in the second quarter of fiscal 2011. The tax rate in the second quarter of fiscal 2012 reflects the ongoing impact of the revised intercompany pricing agreements.

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Diluted earnings per share for the quarter were $0.39 on net income of $57.2 million, compared to diluted earnings per share of $0.26 on net income of $38.4 million in the second quarter of fiscal 2011. Second quarter diluted earnings per share normalized for the tax adjustment were $0.34 and would have been $0.31 at our previously estimated effective tax rate of 36.5%.

For the twenty-six weeks ended July 29, 2012:

•	Net revenue for the first two quarters of fiscal 2012 increased 42% to $568.3 million from $399.1 million in the same period of fiscal 2011.

•	Comparable stores sales for the first two quarters of fiscal 2012 increased by 20% on a constant dollar basis.

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Direct to consumer revenue increased 128% to $73.9 million, or 13.0% of total company revenues, in the first two quarters of fiscal 2012, an increase from 8.1% of total company revenues in the first two quarters of fiscal 2011.

Creating components for people to live long, healthy and fun lives

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Gross profit for the first two quarters of fiscal 2012 increased 35% to $313.0 million, and as a percentage of net revenue gross profit was 55.1% for the first two quarters as compared to 58.1% in the same period of fiscal 2011.

•	Income from operations for the first two quarters increased 29% to $143.3 million, and as a percentage of net revenue was 25.2% as compared to 27.9% of net revenue in the same period of fiscal 2011.

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The effective tax rate for the first two quarters was 28.0% after an adjustment of $2.0 million, reversing taxes provided for in Q4 of fiscal 2011. This resulted from the finalization of management’s review of the tax impact of intercompany pricing agreements entered into in Q4 of fiscal 2011. Normalized for this adjustment, the tax rate for the first two quarters of fiscal 2012 was 29.3% compared to 36.0% in the first two quarters of fiscal 2011. The tax rate for the first two quarters of fiscal 2012 reflects the ongoing impact of the revised intercompany pricing agreements.

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Diluted earnings per share for the first two quarters of fiscal 2012 were $0.71 on net income of $103.9 million, compared to diluted earnings per share of $0.49 on net income of $71.8 million in the same period of fiscal 2011. First two quarters diluted earnings per share normalized for the tax adjustment were $0.70 and would have been $0.63 at our previously estimated effective tax rate of 36.5%.

The company ended the second quarter of fiscal 2012 with $444.3 million in cash and cash equivalents compared to $264.7 million at the end of the second quarter of fiscal 2011. Inventory at the end of the second quarter of fiscal 2012 totaled $125.4 million compared to $88.9 million at the end of the second quarter of fiscal 2011. The company ended the quarter with 189 stores in North America and Australia.

Christine Day, lululemon’s CEO stated: “We continue to strive for the right balance between strong growth and maintaining our market leader focus on execution, innovation and investments in infrastructure and while doing so delivered another strong quarter.”

Updated Outlook

For the third quarter of fiscal 2012, we expect net revenue to be in the range of $300 million to $305 million based on a comparable-store sales percentage increase in the low to mid teens on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.34 to $0.36 for the quarter. This assumes 145.8 million diluted weighted-average shares outstanding and a 29.5% tax rate.

For the full fiscal 2012, we now expect net revenue to be in the range of $1.345 billion to $1.360 billion and diluted earnings per share are expected to be in the range of $1.76 to $1.81 for the full year. This assumes 145.8 million diluted weighted-average shares outstanding and a tax rate of 28.9%, which includes the effects of the $2.0 million adjustment to reverse taxes provided for in Q4 of fiscal 2011.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, September 7, 2012, at 9:00 a.m. EST. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.

About lululemon athletica inc.

lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Non-GAAP Financial Measure

Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.

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The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of Non-GAAP Financial Measure – Constant dollar changes” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our inability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our inability to accurately forecast customer demand for our products; our inability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; our highly competitive market and increasing competition; an unforeseen disruption of our information systems; our inability to deliver our products to the market and to meet customer expectations due to problems with our distribution system; our inability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our inability to successfully open new store locations in a timely manner; our failure to maintain the value and reputation of our brand; our failure to comply with laws related to our human resources policies or other procedures; our failure to comply with trade and other regulations; our competitors manufacturing and selling products based on our fabrics and manufacturing technology at lower prices than we can; our failure to protect our intellectual property rights; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 29, 2012, filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Investor Contact:

Joseph Teklits / Jean Fontana

ICR, Inc.

203-682-8200

Media Contact:

Alecia Pulman

ICR, Inc.

203-682-8224

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lululemon athletica inc.

Condensed Consolidated Statements of Operations

Expressed in thousands, except per share amounts

	Thirteen Weeks Ended July 29, 2012 (unaudited)	Thirteen Weeks Ended July 31, 2011 (unaudited)	Twenty-Six Weeks Ended July 29, 2012 (unaudited)	Twenty-Six Weeks Ended July 31, 2011 (unaudited)
Net revenue	$282,634	$212,323	$568,333	$399,103

Costs of goods sold	126,879	90,256	255,314	167,310

Gross profit	155,755	122,067	313,019	231,793
As a percent of net revenue	55.1%	57.5%	55.1%	58.1%

Selling, general and administrative expenses	85,567	62,584	169,766	120,623
As a percent of net revenue	30.3%	29.5%	29.9%	30.2%

Income from operations	70,188	59,483	143,253	111,170
As a percent of net revenue	24.8%	28.0%	25.2%	27.9%

Other income (expense), net	1,166	597	2,076	1,501

Income before provision for income taxes	71,354	60,080	145,329	112,671

Provision for income taxes	13,652	21,462	40,653	40,537

Net income	57,702	38,618	104,676	72,134

Net income attributable to non-controlling interest	480	239	811	383

Net income attributable to lululemon athletica inc.	$57,222	$38,379	$103,865	$71,751

Basic earnings per share	$0.40	$0.27	$0.72	$0.50
Diluted earnings per share	$0.39	$0.26	$0.71	$0.49

Basic weighted-average shares outstanding	143,972	143,163	143,826	142,961
Diluted weighted-average shares outstanding	145,678	145,228	145,698	145,108

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lululemon athletica inc.

Condensed Consolidated Balance Sheets

Expressed in thousands

	July 29, 2012	January 29, 2012
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$444,286	$409,437
Inventories	125,378	104,097
Other current assets	33,861	13,559

Total current assets	603,525	527,093

Property and equipment, net	181,122	162,941

Goodwill and intangible assets, net	30,893	31,872

Deferred income taxes and other assets	13,598	12,728

Total assets	$829,138	$734,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,953	$14,536
Other current liabilities	62,586	80,183
Income taxes payable	5,437	8,720

Total current liabilities	74,976	103,439

Non-current liabilities	27,817	25,014

Stockholders’ equity	726,345	606,181

Total liabilities and stockholders’ equity	$829,138	$734,634

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lululemon athletica inc.

Condensed Consolidated Statements of Cash Flows

Expressed in thousands

	Twenty-Six Weeks Ended July 29, 2012	Twenty-Six Weeks Ended July 31, 2011
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$104,676	$72,134
Items not affecting cash	22,483	3,749
Other, including net changes in other non-cash balances	(63,639)	(56,354)

Net cash provided by operating activities	63,520	19,529

Net cash used in investing activities	(39,046)	(87,324)

Net cash provided by financing activities	10,470	12,095

Effect of exchange rate changes on cash	(95)	4,142

Increase (decrease) in cash and cash equivalents	34,849	(51,558)
Cash and cash equivalents, beginning of period	$409,437	$316,286

Cash and cash equivalents, end of period	$444,286	$264,728

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lululemon athletica inc.

Reconciliation of Non-GAAP Financial Measure

Constant-dollar changes

	Thirteen Weeks Ended July 29, 2012	Thirteen Weeks Ended July 31, 2011
	% Change	% Change
Comparable-store sales (GAAP)	13%	25%

Adjustments due to changes in foreign exchange rates	2%	(5)%

Comparable-store sales in constant dollars	15%	20%

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lululemon athletica inc.

Store Count and Square Footage1

Quarter ended July 29, 2012

Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened / Acquired During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	174	6	0	180
2nd Quarter	180	9	0	189

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	494	14	0	508
2nd Quarter	508	30	0	538

[1]	Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.
[2]	Number of stores opened during the quarters which are branded lululemon athletica and ivivva athletica.
[3]	Gross square feet added/lost during the quarters includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.

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